Exhibit 1

MEMORANDUM OF AGREEMENT entered into as of the 23rd day of April, 2004.

BY AND BETWEEN:   ANDELL HOLDINGS, LLC, a corporation duly incorporated
                  according to law,

                  (hereinafter referred to as the "Vendor")

AND: ESARBEE INVESTMENTS LIMITED, a corporation duly incorporated according to law,

                  (hereinafter referred to as the "Purchaser")

1. The Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor on the Closing Date (as hereinafter defined), two million, fifteen thousand (2,015,000) common shares of Cryopak Industries Inc. (the "Purchased Shares") for a purchase price of Three Hundred and Seventy-Eight Thousand, Nine Hundred Dollars (Canadian Funds) (Cdn.$378,900), payable in cash within the ten (10) days following the Closing Date.

2. The Vendor hereby represents and warrants to the Purchaser, both on the date hereof and on the Closing Date, the following:

      a) that the Vendor is the beneficial owner of the Purchased Shares herein sold and which are free and clear of all liens, charges, pledges or other encumbrances of any kind, nature or description whatsoever;

      b) that no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of the Purchased Shares herein sold; and

      c) that the Vendor has the full right, authority and capacity to enter into this agreement.

3. The representations and warranties contained herein shall survive the execution of this present agreement and shall continue to remain in full force and effect.

4. The closing date of the present transaction shall be April 23, 2004 (the "Closing Date").

5. Each of the parties shall, from time to time, at the request of the other party and without further consideration, execute such further instruments of conveyance and take such other actions as the requesting party may reasonably require to more effectively convey and transfer the Purchased Shares to the Purchasers. The Parties will sign all documents and do all things necessary to give effect to the present transaction.

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6. All references to currency herein are to Canadian dollars.

7. This agreement may be executed by telecopier and in one or more counterparts which, together, shall constitute an original copy hereof as at the date first written above.

8. This agreement shall be construed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

9. This agreement shall enure to the benefit of and be binding upon the Parties, their respective successors, administrators, representatives and assigns.

10. The Parties acknowledge that they have requested and are satisfied that this agreement and all other documents and notices related thereto be drawn up in English. Les parties aux presentes reconnaissent qu'elles ont exige que cette convention et tous les documents et avis y afferent soient rediges en anglais et s'en declarent satisfaites.

            IN WITNESS WHEREOF, the parties hereto have executed the present agreement at the place hereinabove mentioned.

                                       ANDELL HOLDINGS, LLC

                                       Per: /s/ Scott Richland
                                            ------------------------------------
                                            Scott Richland


                                       ESARBEE INVESTMENTS LIMITED

                                       Per: /s/ Oded Tal
                                            ------------------------------------
                                            Oded Tal

                                       Per: /s/ Zeno Santache
                                            ------------------------------------
                                            Zeno Santache